Exhibit 99.3

Consent of Qatalyst Partners LP

February 25, 2026

We hereby consent to the use in the joint proxy statement/prospectus pursuant to Section 14(a) of the Securities Exchange Act of 1934 that forms part of the Registration Statement on Form S-4 of Coursera, Inc. of our opinion, dated as of December 16, 2025, appearing as Annex E to such joint proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Financial Advisors—Opinion of Qatalyst Partners,” “Risk Factors—Risks Relating to the Merger,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Coursera Board and Reasons for the Merger,” “The Merger—Coursera Unaudited Prospective Financial Information,” “The Merger—Management Assumed Synergies,” “The Merger—Udemy Unaudited Prospective Financial Information” and “The Merger—Opinion of Qatalyst Partners”.

/s/ Qatalyst Partners LP
Qatalyst Partners LP